Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2020 RESULTS

Minneapolis/February 4, 2020/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the second quarter ended December 31, 2019.

Second Quarter FY2020 Snapshot

●	Second quarter organic revenue increased by 6% (6% reported) to $184.9 million and 9% (9% reported) in the first half of fiscal 2020 to $368.2 million.

●

GAAP EPS was $3.02 versus $0.45 one year ago resulting from a gain of approximately $121 million on our ChemoCentryx investment. Delivered adjusted earnings per share (EPS) of $1.08, an increase of 2% despite foreign currency exchange headwinds negatively impacting results by $0.08 or 8% in the second quarter.

●	Adjusted Operating Margin increased to 33.4% in the second quarter of fiscal 2020 compared to 32.5% in the second quarter of fiscal 2019.

●	Diagnostics and Genomics delivered organic growth of 12% in the second quarter and 14% in the first half of fiscal 2020.

●	As of December 1, 2019, applicable Medicare beneficiaries are now covered for the ExoDx Prostate Test.

●	The Company formed a new joint venture focused on providing scalable manufacturing technologies and processes needed to develop and commercialize new cell and gene therapies.

●	Delivered record Operating Cash Flow in the quarter and paid down $103 million of debt.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“Q2 was a solid quarter of 6% organic growth, especially considering some one-time headwinds we had over last year,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “Our core retail reagents remained strong with double-digit growth in most product categories, while our Genomics’ ACD business continued growing at over 20% in Q2. As expected, China continued its trend of above 20% growth while Europe was soft year over year, especially with instrument sales. However, early in Q3, we are starting to see instrument order rates in Europe accelerate to growth rates that we are more accustomed to experiencing.”

Kummeth added, “Overall, I am pleased with the team’s performance in the first half of the fiscal year. I am also encouraged by the strength in our end-markets and our excellent competitive position and look forward to executing even better in the second half of the fiscal year.”

Second Quarter Fiscal 2020

Revenue

Net sales for the second quarter increased 6% to $184.9 million. Organic growth was 6% compared to the prior year, with foreign currency exchange having an unfavorable impact of 1% and acquisitions contributing 1% to revenue growth.

GAAP Earnings Results

GAAP EPS increase to $3.02 per diluted share, versus $0.45 in the same quarter last year. GAAP EPS was favorably impacted by a gain of approximately $121 million on our ChemoCentryx investment. GAAP operating income for the second quarter of fiscal 2020 increased 10% to $37.0 million, compared to $33.6 million in the second quarter of fiscal 2019. GAAP operating margin was 20.0%, compared to 19.3% in the second quarter of fiscal 2019. GAAP operating margin compared to prior year was positively impacted by volume leverage on sales growth.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.08 per diluted share, versus $1.06 in the same quarter last year, an increase of 2%. Adjusted EPS increased due to revenue growth in the quarter, which was partially offset by foreign currency headwinds. Adjusted operating income for the second quarter of fiscal 2020 increased 9% compared to the second quarter of fiscal 2019. Adjusted operating margin was 33.4%, compared to 32.5% in the second quarter of fiscal 2019. Adjusted operating margin compared to the prior year was favorably impacted by volume leverage on sales growth.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology community. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s second quarter fiscal 2020 net sales were $141.5 million, an increase of 4% from $135.5 million for the second quarter of fiscal 2019. Organic growth for the segment was 4%, with foreign currency exchange having an unfavorable impact of 1% on revenue growth and acquisitions contributing 1% to revenue growth. Protein Sciences segment’s operating margin was 43.0% in the second quarter of fiscal 2020 compared to 43.5% in the second quarter of fiscal 2019. The segment’s operating margin compared to the prior year was negatively impacted by the acquisition of B-Mogen in Q4 of FY19 and unfavorable foreign exchange.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s second quarter fiscal 2020 net sales were $43.8 million compared to $39.3 million for the second quarter of fiscal 2019. Organic growth for the segment was 12%, with foreign currency exchange having an immaterial impact on revenue. The Diagnostics and Genomics segment’s operating margin was 2.2% in the second quarter of fiscal 2020 compared to -2.7% in the second quarter of fiscal 2019. The segment’s operating margin was favorably impacted by volume leverage.

Conference Call

Bio-Techne will host an earnings conference call today, February 4, 2020 at 8:00 a.m. CST. To listen, please dial 1-800-289-0438 or 1-323-794-2423 for international callers, and reference conference ID 2359733. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by going to:

http://audio.viavid.com/20200204-137539-bio-techne.mp3

The replay will be available from 11:00 a.m. CDT on Tuesday, February 4, 2020 until 11:00 p.m. CDT on Wednesday, March 4, 2020.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Organic growth

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months as well as the impact of foreign currency. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring assessments. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded.   Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $714 million in net sales in fiscal 2019 and has over 2,200 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Corporate Development
David.Clair@bio-techne.com
612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/19	12/31/18	12/31/19	12/31/18
Net sales	$184,934	$174,510	$368,177	$337,480
Cost of sales	63,531	61,492	128,361	116,859
Gross margin	121,403	113,018	239,816	220,621
Operating expenses:
Selling, general and administrative	68,030	63,603	137,040	130,655
Research and development	16,381	15,812	32,459	30,602
Total operating expenses	84,411	79,415	169,499	161,257
Operating income	36,992	33,603	70,317	59,364
Other income (expense)	113,334	(11,836)	97,812	(20,012)
Earnings before income taxes	150,326	21,767	168,129	39,352
Income taxes	30,704	4,211	34,111	4,394
Net earnings	$119,622	$17,556	$134,018	$34,958
Earnings per share:
Basic	$3.13	$0.46	$3.51	$0.93
Diluted	$3.02	$0.45	$3.40	$0.90
Weighted average common shares outstanding:
Basic	38,167	37,766	38,100	37,732
Diluted	39,550	38,748	39,370	38,782

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

ASSETS	12/31/19	6/30/19
Cash and equivalents	$110,293	$100,886
Short-term available-for-sale investments	133,657	65,147
Accounts receivable, net	111,753	137,466
Inventories	95,351	91,050
Other current assets	14,020	18,058
Total current assets	465,074	412,607

Property and equipment, net	164,313	154,039
Right of use asset	75,824	-
Goodwill and intangible assets, net	1,283,953	1,312,096
Other assets	9,251	5,668
Total assets	$1,998,415	$1,884,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$48,440	$71,237
Contract liabilities	11,893	9,084
Income taxes payable	12,851	5,764
Contingent consideration payable	9,871	3,400
Operating lease liabilities – current	9,398	-
Current portion of long-term debt obligations	12,500	12,500
Total current liabilities	104,953	101,985

Deferred income taxes	104,579	89,754
Long-term debt obligations	370,452	492,660
Operating lease liabilities	71,693	-
Long-term contingent consideration payable	2,684	9,200
Other long-term liabilities	20,706	25,222
Stockholders’ equity	1,323,348	1,165,589
Total liabilities and stockholders’ equity	$1,998,415	$1,884,410

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/19	12/31/18	12/31/19	12/31/18
Gross margin percentage – GAAP	65.6%	64.8%	65.1%	65.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	0.5%	-	0.6%
Amortization of intangibles	4.7%	5.6%	4.7%	5.4%
Stock compensation expense - COGS	0.3%	-	0.2%	-
Gross margin percentage - Adjusted	70.6%	70.9%	70.0%	71.4%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/19	12/31/18	12/31/19	12/31/18
Operating margin percentage – GAAP	20.0%	19.3%	19.1%	17.6%
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	0.5%	-	0.6%
Amortization of intangibles	8.2%	8.6%	8.2%	8.7%
Acquisition related expenses	-0.5%	0.2%	0.1%	0.8%
Stock-based compensation	5.7%	3.9%	5.3%	5.5%
Operating margin percentage - Adjusted	33.4%	32.5%	32.7%	33.2%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/19	12/31/18	12/31/19	12/31/18
Net earnings – GAAP	$119,622	$17,556	$134,018	$34,958
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	935	-	1,869
Amortization of intangibles	15,108	15,002	30,008	29,278
Acquisition related expenses	(787)	442	617	3,158
Stock-based compensation	10,618	6,861	19,418	18,431
Realized and unrealized loss (gain) on investments and Other	(120,449)	7,170	(110,048)	9,372
Tax impact of above adjustments	24,132	(5,649)	17,151	(12,361)
Tax impact of discrete items	(5,384)	(1,110)	(6,655)	(5,286)
Net earnings - Adjusted	$42,860	$41,207	$84,510	$79,419

Earnings per share - diluted – Adjusted	$1.08	$1.06	$2.15	$2.05

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/19	12/31/18	12/31/19	12/31/18
Protein Sciences segment revenue	$141,517	$135,462	$282,512	$261,852
Diagnostics and Genomics segment revenue	43,846	39,263	86,397	76,010
Intersegment revenue	(429)	(215)	(732)	(382)
Consolidated revenue	$184,934	$174,510	$368,177	$337,480

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/19	12/31/18	12/31/19	12/31/18
Protein Sciences segment operating income	$60,872	$58,951	$120,410	$113,565
Diagnostics and Genomics segment operating income	975	(1,054)	1,875	1,482
Segment operating income	61,847	57,897	122,285	115,047
Costs recognized upon sale of acquired inventory	-	(935)	-	(1,869)
Amortization of intangibles	(15,108)	(15,002)	(30,008)	(29,278)
Acquisition related expenses	881	(348)	(429)	(2,973)
Stock-based compensation	(10,618)	(6,861)	(19,418)	(18,426)
Corporate general, selling, and administrative	(10)	(1,148)	(2,113)	(3,137)
Operating income	$36,992	$33,603	$70,317	$59,364